CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Seligman LaSalle Real Estate Fund Series, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 9 to Registration Statement No. 333-105799 on Form N-1A of our reports dated February 28, 2007, relating to the financial statements and financial highlights of Seligman LaSalle Global Real Estate Fund and Seligman LaSalle Monthly Dividend Real Estate Fund, appearing in the Annual Reports on Forms N-CSR of Seligman LaSalle Global Real Estate Fund and Seligman LaSalle Monthly Dividend Real Estate Fund, respectively, for the year ended December 31, 2006, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “General Information – Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such registration statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

April 10, 2007